UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33899	20-0064269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15612 College Blvd., Lenexa, KS 66219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (913) 814-7774

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2021, Digital Ally, Inc. (the “Company”) closed on the purchase and sale agreement (the “Agreement”) to acquire a commercial office building and associated property located at 14001 Marshall Drive, Lenexa, KS (the “Office Building”). The seller of the property is DDG Holdings, LLC, a Kansas corporation. The Seller has no prior material relationship with the Company beyond the Agreement.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Office Building was subject to customary closing conditions. The Agreement contains customary representations and warranties by the Seller. The contract purchase price for the Office Building is $5.295 million, exclusive of closing costs. The Company funded the purchase price with cash on hand, without the addition of external debt or other financing.

The Office Building contains approximately 71,000 square feet of existing office and warehouse space. The parties completed their various closing conditions. The Company purchased the building subject to a current tenant lease that will expire in August 2021, and provides for rental payments of $55,000 each month, plus common area maintenance charges. The Company plans to move into the Office Building upon the expiration of the existing tenant’s lease.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Commercial Sales Agreement, dated February 24, 2021, between Digital Ally, Inc. and DDG Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2021

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer